Filed Pursuant to Rule 424(b)(7)
File No. 333-136678
PROSPECTUS SUPPLEMENT
(to Prospectus dated August 25, 2006)
ALFACELL CORPORATION

     This prospectus supplement supplements the prospectus dated August 25, 2006 of Alfacell Corporation, covering the resale of shares of common stock and shares of common stock issuable upon conversion of the warrants, which were sold in a private placement on July 19, 2006. This prospectus supplement is not complete without, and may not be utilized or delivered except in connection with, the prospectus, including any amendments or supplements thereto.

     Investing in our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 4 of the prospectus in determining whether to purchase our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated June 29, 2007.

SELLING SECURITYHOLDERS
     The following table and related footnotes contain information as of June 15, 2007 and supplement the table of selling securityholders and related footnotes appearing under the heading “Selling Securityholders” beginning on page 13 of the prospectus with respect to the selling securityholders by (i) adding to the table the new selling securityholder, Warrant Strategy Fund LLC, and (ii) amending and restating the holdings of Iroquois Fund Ltd. The table assumes that the selling securityholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.
     The number and percentage of shares beneficially owned is based on 45,479,901 shares outstanding at June 15, 2007 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of June 15, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The information set forth in the table below regarding the selling securityholders identified in the table supersedes the information set forth in the prospectus.
     No selling securityholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

	Shares Beneficially		Shares Offered	Shares Beneficially
	Owned Prior		by the	Owned After
Selling Securityholder	to the Offering		Prospectus	the Offering
	Number	Percent		Number	Percent
Warrant Strategy Fund LLC (1)	842,886	1.82%	842,886	842,886	1.82%
Iroquois Master Fund Ltd. (2)	1,314,285	2.81%	1,314,285	1,314,285	2.81%

TOTAL	2,157,171		2,157,171	2,157,171

(1)	Includes an aggregate of 842,886 common shares underlying warrants, all of which are being offered pursuant to this prospectus.

(2)	Includes an aggregate of 1,314,285 common shares underlying warrants, all of which are being offered pursuant to this prospectus. 714,285 of the common shares underlying warrants held by the holder were originally included in the underlying prospectus dated August 25, 2006; the information in this table regarding the holder supersedes the information provided for such holder in the selling securityholder table in the underlying prospectus. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.